CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc Trigger Autocallable Optimization Securities linked to the EURO STOXX 50® Index due July 19, 2017	$2,533,700	$290.36

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180289 Dated July 13, 2012

HSBC USA Inc. Trigger Autocallable Optimization Securities

$2,533,700 Securities linked to the EURO STOXX 50® Index due July 19, 2017

Investment Description

These Trigger Autocallable Optimization Securities (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the EURO STOXX 50® Index (the ‘‘Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. The Securities are designed for investors who believe that the Official Closing Level of the Index will remain flat or increase during the term of the Securities. If the Index closes at or above the Initial Level on any Observation Date (quarterly, after 1 year), HSBC will automatically call the Securities and pay you a Call Price equal to the Principal Amount per Security plus a Call Return. The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding. If by maturity the Securities have not been called, HSBC will either repay the full Principal Amount or, if the Index closes below the Trigger Level on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Index from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose some or all of your Principal Amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Call Return: HSBC will automatically call the Securities for a Call Price equal to the Principal Amount plus the applicable Call Return if the Official Closing Level of the Index on any Observation Date is equal to or greater than the Initial Level. The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for a loss at maturity.

❑	Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the Index does not close below the Trigger Level on the Final Valuation Date, HSBC will pay you the Principal Amount per Security at maturity. If the Index closes below the Trigger Level on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	July 13, 2012
Settlement Date	July 18, 2012
Observation Dates[1]	Quarterly, beginning July 19, 2013
Final Valuation Date[1]	July 13, 2017
Maturity Date[1]	July 19, 2017

[1] See page 3 for additional details

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the Index, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to our offering of the Securities linked to the Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Index	Call Return Rate	Initial Level	Trigger Level	CUSIP	ISIN
EURO STOXX 50® Index (“SX5E”)	12.57% per annum.	2,259.09	1,129.55, which is approximately 50.00% of the Initial Level	40433M427	US40433M4270

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying Equity Index Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total	$2,533,700	$63,342.50	$2,470,357.50

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Index identified on the cover page. As a purchaser of a Security, you will acquire an investment instrument linked to an Index. Although the offering of Securities relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and the Equity Index Underlying Supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

♦	Prospectus supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 22, 2012, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 22, 2012 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 22, 2012.

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Final Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Security (subject to a minimum investment of $1,000).
Term	5 years, unless earlier called.
Trade Date	July 13, 2012
Settlement Date	July 18, 2012
Final Valuation Date	July 13, 2017, subject to adjustment in the event of a Market Disruption Event.
Maturity Date	July 19, 2017, subject to adjustment in the event of a Market Disruption Event.
Index	EURO STOXX 50® Index (Ticker: SX5E)
Call Feature	The Securities will be automatically called if the Official Closing Level of the Index on any Observation Date is equal to or greater than the Initial Level. If the Securities are called, HSBC will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.
Call Settlement Dates	With respect to the first sixteen Observation Dates, two business days following the applicable Observation Date. For the Final Valuation Date the Call Settlement Date will be the Maturity Date.
Call Price	The Call Price equals the Principal Amount per Security plus the applicable Call Return.
Call Return/Call Return Rate	The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding and will be based on the Call Return Rate of 12.57% per annum.

Observation Date	Call Date	Call Return	Call Price (per $10.00 Security)
July 19, 2013	July 23, 2013	12.570%	$11.2570
October 15, 2013	October 17, 2013	15.713%	$11.5713
January 13, 2014	January 15, 2014	18.855%	$11.8855
April 14, 2014	April 16, 2014	21.998%	$12.1998
July 14, 2014	July 16, 2014	25.140%	$12.5140
October 14, 2014	October 16, 2014	28.283%	$12.8283
January 13, 2015	January 15, 2015	31.425%	$13.1425
April 13, 2015	April 15, 2015	34.568%	$13.4568
July 13, 2015	July 15, 2015	37.710%	$13.7710
October 13, 2015	October 15, 2015	40.853%	$14.0853
January 13, 2016	January 15, 2016	43.995%	$14.3995
April 13, 2016	April 15, 2016	47.138%	$14.7138
July 13, 2016	July 15, 2016	50.280%	$15.0280
October 13, 2016	October 17, 2016	53.423%	$15.3423
January 13, 2017	January 18, 2017	56.565%	$15.6565
April 13, 2017	April 18, 2017	59.708%	$15.9708
Final Valuation Date (July 13, 2017)	Maturity Date (July 19, 2017)	62.850%	$16.2850

Payment at Maturity (per $10 Security)

If the Securities are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Index is equal to or greater than the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Securities.[1]

If the Final Level of the Index is below the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Index Return).

In this case, you will have a loss that is proportionate to the decline in the Final Level from the Initial Level and you will lose some or all of your Principal Amount.

Index Return	Final Level - Initial Level
Initial Level
Trigger Level	1,129.55, which is approximately 50.00% of the Initial Level.
Initial Level	2,259.09, which is the Official Closing Level of the Index on the Trade Date.
Final Level	The Official Closing Level of the Index on the Final Valuation Date.

1 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Investment Timeline

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Official Closing Level

The Official Closing Level on any scheduled trading day will be the closing level of the Index as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “SX5E <INDEX>”, or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Calculation Agent	HSBC USA Inc. or one of its affiliates.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

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Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Index.

♦   You believe the Final Level will not be below the Trigger Level on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Securities are not called and the Final Level is below the Trigger Level on the Final Valuation Date.

♦   You understand and accept that you will not participate in any appreciation in the level of the Index and your potential return is limited to the applicable Call Return.

♦   You are willing to invest in the Securities based on the Call Return Rate indicated on the cover hereof.

♦   You believe the Index will remain flat or appreciate during the term of the Securities and the Official Closing Level of the Index will be equal to or greater than the Initial Level on at least one Observation Date, including the Final Valuation Date.

♦   You are willing to hold Securities that will be automatically called on the earliest Observation Date on which the Official Closing Level is equal to or greater than the Initial Level, or you are otherwise willing to hold the Securities to maturity, a term of 5 years, and do not seek an investment for which there is an active secondary market.

♦   You do not seek current income from your investment and are willing to forego dividends paid on the stocks included in the Index.

♦   You are willing to assume the credit risk associated with HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligation you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You believe the Securities will not be called and the Final Level will be below the Trigger Level on the Final Valuation Date.

♦   You seek an investment that is designed to return your full Principal Amount at maturity.

♦   You are not willing to make an investment in which you could lose some or all of your Principal Amount and you are not willing to make an investment that may have the same downside market risk as the Index.

♦   You seek an investment that participates in the full appreciation in the level of the Index or that has unlimited return potential.

♦   You are not willing to invest in the Securities based on the Call Return Rate indicated on the cover hereof.

♦   You are unable or unwilling to hold securities that will be automatically called on the earliest Observation Date on which the Official Closing Level is equal to or greater than the Initial Level, or you are otherwise unable or unwilling to hold the Securities to maturity, a term of 5 years, and seek an investment for which there will be an active secondary market.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement.

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What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as either short-term or long-term capital gain or loss, depending on your holding period in the Security at such time for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities. If the Securities are not called, HSBC will only pay you the Principal Amount of your Securities in cash if the Final Level is greater than or equal to the Trigger Level and will only make such payment at maturity. If the Securities are not called and the Final Level is less than the Trigger Level, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level from the Initial Level.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Index level is above the Trigger Level.

♦	Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity. The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell your Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Index has appreciated since the Trade Date.

♦	Reinvestment Risk – If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs. Because the Securities may be called as early as one year after issuance, you should be prepared in the event the Securities are called early.

♦	Credit of Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	Owning the Securities is Not the Same as Owning the Stocks Comprising the Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Index would have.

♦	Higher Call Return Rates are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the Official Closing Level of the Index could be below the Trigger Level on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for the Security. However, while the Call Return Rate was set on the Trade Date, the Index’s volatility can change significantly over the term of the Securities. The level of the Index could fall sharply, which could result in a significant loss of principal.

♦	Limited Return on the Securities – The return potential of the Securities is limited to the applicable Call Return regardless of the appreciation of the Index. In addition, because the Call Return, and therefore the Call Price, increases the longer the Securities have been outstanding, the Call Price payable on earlier Call Settlement Dates is less than the Call Price payable on later Call Settlement Dates. Your Securities could be called as early as the first quarterly Observation Date (July 19, 2013) and your return would therefore be less than if the Securities were called on a later date. If the Securities are not called, you may be subject to the risk of a decline in the Official Closing Level of the Index even though you are not able to participate in any potential appreciation in the Official Closing Level of the Index. As a result, the return on an investment in the Securities could be less than the return on a hypothetical direct investment in the Index.

♦	No Assurances of a Flat or Bullish Environment - While the Securities are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment if the Securities are not called.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦	No Interest – As a holder of the Securities, you will not receive interest payments.

♦	The Securities are Subject to Risks Associated with Foreign Securities Markets – Because foreign companies or foreign equity securities held by the Index may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or

7

unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Index are issued by companies located within the Eurozone, which is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the Index and, consequently, on the value of the Securities.

♦	Exchange Rate Risk – The Index is comprised of stocks denominated in foreign currencies, the values of which may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. However, the value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity or upon an earlier automatic call.

♦	Impact of Fees and Hedging Costs on Secondary Market Prices – Generally, the price of the Securities in the secondary market, if any, is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude commissions, hedging costs or other compensation paid with respect to the Securities.

♦	No Dividend Payments or Voting Rights – Owning the Securities is not the same as owning the component stocks underlying the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

♦	Changes Affecting the Index – The policies of the reference sponsor concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the reference sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index. The policies of the reference sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The reference sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the level of the Index or the price of the stocks included in the Index, and therefore, the market value of the Securities.

♦	Potential HSBC Impact on Price – Trading or transactions by HSBC or any of its affiliates in the stocks comprising the Index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Index, may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of your Securities.

♦	Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuers of the stocks comprising the Index, which could affect the price of such stocks or the level of the Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity or upon an automatic call based on the observed Index Level on the applicable Observation Date as well as whether to postpone an Observation Date or the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; dividends; the time remaining to the maturity of the Securities; interest rate in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC.

♦	The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amount owed to you under the Securities and you could lose your entire investment.

♦	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “U.S. Federal Income Tax Considerations” in the prospectus supplement.

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Hypothetical Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Initial Level. We cannot predict the Final Level or the Official Closing Level on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity or upon an automatic call per $10.00 Security on a hypothetical offering of the Securities, based on the following:

Investment term:	5 years (unless earlier called)

Initial Level:	2,259.09

Trigger Level:	1,129.55 (approximately 50% of the Initial Level)

Call Returns and Call Prices on Observation Dates*:

Observation Dates	Call Return*	Call Price*
July 19, 2013	12.570%	$11.2570
October 15, 2013	15.713%	$11.5713
January 13, 2014	18.855%	$11.8855
April 14, 2014	21.998%	$12.1998
July 14, 2014	25.140%	$12.5140
October 14, 2014	28.283%	$12.8283
January 13, 2015	31.425%	$13.1425
April 13, 2015	34.568%	$13.4568
July 13, 2015	37.710%	$13.7710
October 13, 2015	40.853%	$14.0853
January 13, 2016	43.995%	$14.3995
April 13, 2016	47.138%	$14.7138
July 13, 2016	50.280%	$15.0280
October 13, 2016	53.423%	$15.3423
January 13, 2017	56.565%	$15.6565
April 13, 2017	59.708%	$15.9708
Final Valuation Date (July 13, 2017)	62.850%	$16.2850

* Based on the Call Return Rate of 12.57% per annum.

Example 1—The Index closes at 2,300.00 on the first Observation Date – the Securities are called.

Because the Official Closing Level of the Index on the first Observation Date (July 19, 2013) is at or above the Initial Level, the Securities are automatically called at the applicable Call Price of $11.26 per Security, representing a 12.57% return on the Securities. As long as the Index closes at or above the Initial Level on any of the seventeen Observation Dates, HSBC will pay you the applicable Call Price.

Example 2— The Index closes below the Initial Level on each of the first sixteen Observation Dates and closes at 2,400.00 on the Final Valuation Date – the Securities are called.

Because (i) the Official Closing Level of the Index on the first sixteen Observation Dates is below the Initial Level and (ii) the Official Closing Level of the Index on the final Observation Date, (which is also the Final Valuation Date) is at or above the Initial Level, the Securities are automatically called at the applicable Call Price of $16.29 per Security, representing a 62.85% return on the Securities.

Example 3— The Index closes below the Initial Level on all seventeen Observation Dates and on the Final Valuation Date it closes at 1,800.00 – the Securities are NOT called.

Because the Official Closing Level of the Index on all seventeen Observation Dates is below the Initial Level, the Securities are not automatically called. Furthermore, because the Final Level is not below the Trigger Level on the Final Valuation Date, HSBC will pay you the Principal Amount at maturity of $10.00 per Security (a return of zero percent).

Example 4— The Index closes below the Initial Level on all seventeen Observation Dates. In addition, the Index closes at 903.64 on the Final Valuation Date – the Securities are NOT called.

Because the Official Closing Level of the Index on all seventeen Observation Dates is below the Initial Level, the Securities are not automatically called. Furthermore, because the Final Level is below the Trigger Level on the Final Valuation Date, your principal is fully exposed to any decrease in the Final Level relative to the Initial Level on the Final Valuation Date. Therefore you will suffer a loss on the Securities of 60.00%. Expressed as a formula:

Index Return = (903.64 – 2,259.09) / 2,259.09 = -60.00%

Payment at Maturity = $10 × (1 + -60%) = $4.00

In this example, you would lose some of your Principal Amount at maturity.

If the Final Level is below the Trigger Level on the Final Valuation Date, you are fully exposed to the negative Index Return resulting in a loss of some or all of your principal that is proportionate to the decrease in the Official Closing Level from the Trade Date to the Final Valuation Date.

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The EURO STOXX 50 Index (“SX5E”)

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from July 13, 2007 to July 13, 2012 as reported on Bloomberg Professional® service. The dotted line represents the Trigger Level of 1,129.55, which equals 50% of the Initial Level. The closing level of the SX5E on July 13, 2012 was 2,259.09. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical levels of the SX5E should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Index Return. If a Market Disruption Event exists with respect to the Index on that scheduled trading day, then the accelerated Final Valuation Date for the Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 22, 2012, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 filed with the Securities and Exchange Commission on March 22, 2012.

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